As filed with the Securities and Exchange Commission on June 3, 2019 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________
THE GAP, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Delaware	94-1697231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Two Folsom Street San Francisco, CA 94105
(Address of Principal Executive Offices) (Zip Code)
_________________________________
The Gap, Inc. 2016
Long-Term Incentive Plan
(Formerly known as “The Gap, Inc. 2011 Long-Term Incentive Plan,”
“The Gap, Inc. 2006 Long-Term Incentive Plan” and “The Gap, Inc. 1996 Stock Option and Award Plan”)
(Full Title of the Plan)
_________________________________
Julie Gruber, Esq.
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105
(Name and address of agent for service) Telephone number, including area code, of agent for service: (415) 427-0100

Copies to:
Brett Cooper
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105-2669
(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.05 par value	35,000,000(3)	$17.93	$627,550,000	$76,059.06

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers any additional shares of the Common Stock of The Gap, Inc. (the “Registrant”) that become issuable under The Gap, Inc. 2016 Long-Term Incentive Plan (formerly known as “The Gap, Inc. 2011 Long-Term Incentive Plan,” “The Gap, Inc. 2006 Long-Term Incentive Plan” and “The Gap, Inc. 1996 Stock Option and Award Plan”) (the “LTIP”) described herein by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
The proposed maximum offering price per share was computed pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, on the basis of $17.93 per share, the average of the high and low prices per share of the Registrant’s Common Stock on May 31, 2019, as reported on the New York Stock Exchange.

(3)	On May 21, 2019, the Registrant’s stockholders approved an increase of 35,000,000 shares of the Registrant’s Common Stock under the Registrant’s LTIP.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I will be delivered to the participants in the LTIP covered by this Registration Statement as required by rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange commission (the “Commission”) as part of this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
The following documents are incorporated by reference in this Registration Statement:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed with the Commission on March 19, 2019 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (a) above (other than the portions of these documents not deemed to be filed); and
(c) the description of the Registrant’s Common Stock set forth in the Company’s registration statement on Form 8‑A filed with the Commission on June 19, 1976, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates all securities offered have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
Inapplicable.
Item 5. Interests of Named Experts and Counsel
Inapplicable.
Item 6. Indemnification of Directors and Officers
The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “GCL”), as such law currently exists or may be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors, a director of the Registrant shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
Under the Bylaws of the Registrant, each director and officer of the Company is entitled to indemnification to the fullest extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses, judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Registrant or serving at the request of the Registrant as director or officer of an entity affiliated with the Registrant, provided that the standards of conduct specified in the GCL have been satisfied. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine that such person is fairly and reasonably entitled to indemnification.
The Registrant carries insurance policies indemnifying its directors and officers against liabilities arising from certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Registrant for any sums it may be required or permitted to pay pursuant to applicable law to its directors and officers by way of indemnification against liabilities incurred by them in their capacities as such.
Item 7. Exemption from Registration Claimed
Inapplicable.
Item 8. Exhibits

Exhibit Number	Description of Exhibit
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney of Directors.
99.1
The Gap, Inc. 2016 Long-Term Incentive Plan (as amended and restated effective as of May 21, 2019) (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement for its annual meeting of stockholders held on May 21, 2019, Commission File No. 1-7562).

Item 9. Undertakings
(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
THE REGISTRANT
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 3rd day of June, 2019.

THE GAP, INC.
(Registrant)
By: /s/ Arthur Peck
Arthur Peck
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Arthur Peck	President and Chief Executive Officer and Director	June 3, 2019
Arthur Peck	(Principal Executive Officer)

/s/ Teri List-Stoll	Executive Vice President and Chief Financial Officer	June 3, 2019
Teri List-Stoll	(Principal Financial and Accounting Officer)
*	Director	June 3, 2019
Amy Bohutinsky
*	Director	June 3, 2019
John J. Fisher
*	Director	June 3, 2019
Robert J. Fisher
*	Director	June 3, 2019
William S. Fisher
*	Director	June 3, 2019
Tracy Gardner
*	Director	June 3, 2019
Isabella D. Goren
*	Director	June 3, 2019
Bob L. Martin

*	Director	June 3, 2019
Jorge P. Montoya
*	Director	June 3, 2019
Chris O’Neill
*	Director	June 3, 2019
Lexi Reese
*	Director	June 3, 2019
Mayo A. Shattuck III

*By:
/s/ Julie Gruber
Julie Gruber
Attorney-in-Fact**
_____________
** By authority of the Power of Attorney of Directors filed as Exhibit 24.1 to this Registration Statement.